Exhibit 107.1

CALCULATION OF REGISTRATION FEE

424(b)(5)

(Form Type)

CANAAN INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price			Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.00000005 per share	Rule 457(o) (1)	—	—	US$	750,000,000	(2)	US$	0.00011020	US$	82,650,00
Fees Previously Paid	—	—	—	—	—	—			—		—
	Total Offering Amounts					US$	750,000,000				US$	82,650,00
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										US$	82,650,00

(1)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of the Registration Statement on Form S-3ASR (SEC File No. 333-255470) filed on April 23, 2021.

(2)	An indeterminate number of Class A ordinary shares, which may be represented by American depositary shares (ADSs), as shall have an aggregate initial offering price not to exceed US$750,000,000 are being registered hereunder as may from time to time be issued at indeterminate prices. ADSs evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-234510). Each ADS represents 15 Class A ordinary shares. In addition, pursuant to Rule 416 under the Securities Act, the Class A ordinary shares being registered hereunder include such indeterminate number of shares of Class A ordinary shares as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.